Exhibit 5.2
[“K. Hovnanian Enterprises, Inc. Letterhead”]

May 12, 2009
K. Hovnanian Enterprises, Inc.
110 West Front Street
P.O. Box 500
Red Bank, New Jersey 07701
Ladies and Gentlemen:
     I am Senior Vice President and General Counsel of K. Hovnanian Enterprises, Inc., a California corporation (the “Company”), and of its parent corporation, Hovnanian Enterprises, Inc., a Delaware corporation (“Hovnanian”), and counsel to certain subsidiaries of Hovnanian (together with Hovnanian, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $29,299,000 aggregate principal amount of 18.0% Senior Notes due 2017 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture as of December 3, 2008 (as supplemented to the date hereof, the “Indenture”) among the Company, the Guarantors and Wilmington Trust Company, a Delaware banking corporation, as trustee (the “Trustee”). The Exchange Securities will be offered by the Company in exchange for $29,299,000 aggregate principal amount of its outstanding 18.0% Senior Secured Notes due 2017.

K. Hovnanian Enterprises, Inc.
May 12, 2009
     I have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. I have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations, as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.
     In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:
     (1) When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
     (2) When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly executed and issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.
     The opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting

K. Hovnanian Enterprises, Inc.
May 12, 2009
creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
     I am a member of the Bar of the State of New Jersey. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of New York, I have relied upon the opinion of Simpson Thacher & Bartlett LLP, dated the date thereof and filed as Exhibit 5.1 to the Registration Statement.
     I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ Peter S. Reinhart
Peter S. Reinhart
Senior Vice-President and General Counsel